Exhibit 99.2


Q4 2004 FairPoint Communications, Inc. Earnings Conference Call


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Operator: Good morning, my name is Carrie, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the FairPoint Communications fourth quarter fiscal year end 2004 earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question-and-answer period. At that time, if you would like to ask a question, please press star and the number one on your telephone keypad. Should anyone need any assistance at any time during this conference, please press star then zero and an operator will assist you.

As a reminder, ladies and gentlemen, this conference is being recorded today, March 23, 2005. Thank you. I would now like to introduce Mr. Tim Henry, Vice President of Finance and Treasurer. Mr. Henry, you may begin your conference.

Tim Henry: Carrie, thank you very much. And good morning everyone. Welcome to FairPoint Communications' fourth quarter and fiscal year ended December 31, 2005 earnings conference call. As many of you are aware, this is the first earnings call since completing our IPO on February 4th of this year.

Joining me on the call today is Gene Johnson, our company's CEO and Chairman; and Walt Leach, our Executive Vice President and Chief Financial Officer.

Today we plan to conduct the call as follows. Gene will begin with opening comments providing an overview on the business, and our financial results. Then Walt will discuss in depth our fourth quarter and fiscal year financial results. And then turn it back to Gene, who will provide closing comments, and then we'll obviously open this up for question and answers.

Before we begin, let me remind you of the company's Safe Harbor. The statements contained in this conference call, which are not historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from those projected in such statements due to a number of risks and uncertainties, which are described in the company's annual report on Form 10-K, and the S-1 as filed with the Securities and Exchange Commission.

All information is current as of the date of this earning call, and FairPoint Communication undertakes no duty to update this information.

With this said, I'd like to introduce Gene Johnson, our Chairman and CEO - Gene.


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Gene Johnson: Thank you, Tim, and good morning . Since a lot of you are new, did not see our road show presentation and otherwise are new to the company, I'm going to start by providing a few highlights about the operations of the company, give you a brief overview of the company, and a little bit about what we believe some of our strengths are. Then, I'm going to talk about the fourth quarter and the full year financial results. Walt will go into more detail on that when I am done.

First of all I want to remind you that FairPoint is one of the largest telephone companies in the U.S. But the key to our business is we focus on rural America, on rural communities. We were formed in '91 for the purpose of acquiring and operating incumbent telephone companies in rural markets. We currently have 271,000 access line equivalents, making us the 17th largest local telephone company in the U.S.

We've done that by acquiring 30 companies around the country over the last 10 or 12 years or so, and we currently operate about 26 of those still. Typically these companies are very long lived in their communities, they typically are 75 years old, or in some cases older than that. So they've been around a long, long time in their communities.

I'd like to make a couple of comments about how we think FairPoint should be differentiated from other RLECs or the RBOCs for that matter. First is the stable and predictable cash flows, because the markets we're in basically have very limited competition, we have essentially no wire line competition, or mobile wireless substitution, we've talked about that a lot in the past, and very limited competition from cable TV providers. And as a result of that, we have very low competitive pressures.

We have had a relatively stable access line count we believe compared to our peers, or to the RBOCs. And that's largely I think because we serve about 79% residential customers, and then the 21% business customers are really primarily one and two line accounts. So we don't have a lot of exposure to any large user anywhere.

We operate in 17 states, we - through - as I said earlier, 26 companies, 26 separate local exchange carriers. So as a result, we don't have exposure to economic fluctuations in a particular region or a particular state. Our markets are very low in density, and I think that's a real hallmark about our business. Our average line density is about 13 access lines per square mile, and the non-rural carriers are about 128. So you see we're about a tenth of the density of the non-rural carriers.

Cable modems are available in only about 36% of our market footprint. And our peers typically have significantly higher cable penetration than that. Thirty-one percent of our markets have no cable television service at all.

We have a very broad array of services in our market, no one has a broader array of services in our market. We have spent something like through December 31st about - almost $26 million to deploy DSL. Ninety-three percent of our exchanges are capable of providing DSL services, or high-speed services. And 77% of the customers are DSL addressable.


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Our penetration rate at 12/31 was 13.3% of access lines, or we'd like to say
15.3% of customers, because that's who we're selling is customers, not access lines. You will hear us use a customer and an access line number going forward in our conversations with you about DSL.

 Finally, a quick comment about our management team. Our management team has been together a long time, it has a lot of experience. We have an average of 24 years of experience, we have very solid operating, financial, and regulatory background, and we have operated and grown the business very successfully over the past 10 or 12 years.

We also have a great track record in raising capital, and in integrating acquisitions. Our ability to successfully integrate acquisitions is a very important part of our story. We have a very, very disciplined and focused approach to building our shareholder value, we'll continue to do that. We are going to do it in a number of ways, first by increasing revenues per customer, cross selling various services, including our broadband services, digital subscriber line type services, long-distance enhanced calling services, and other kinds of services.

Secondly we worked very hard, as I've told some of you before, in improving operating efficiencies, and that is something that we will continue to do, and you can see us spend a lot of time on the bottom line of the income statement.

 A huge amount of our success today and long term is going to be because of the great customer loyalty that we have in our market. We've been there a long; we have high customer satisfaction, and we give great, high-quality service We meet the demands for new services, and are very forward thinking in that way. As a result, we think that customer loyalty is going to go a long ways if our competition does increase in our markets.

It's also important for your to recognize that we are regulated not only by the FCC, but by 26 - state public utility commissions in the 26 companies we operate. Our companies are rate of return regulated, which allow us to recover both our out of pocket expenses and a reasonable return on our investment. I'm going to comment a little bit more in my closing remarks about some regulatory issues.

I want to make a comment or two about our acquisition strategy, I know every time we've ever had a conference call, people want to talk about our acquisition strategy. As you know, we've been very selective in making acquisitions, we've been more acquisitive than probably anyone in the industry over the last 10 years as far as number of transactions done. We've been very, very successful in doing that. And I've told you all the reasons why we've been so successful in doing it.

We have proved our ability to look for opportunities that enhance revenue, enhance cash flow , and therefore enhance shareholder value, which is really what we're all about.


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The good news is, and I'm really happy to announce today, that we have received final approval from the New York State Public Service Commission on the purchase of the Berkshire Telephone Company, and subject to filing SEC approvals, which we expect to occur fairly quickly, we hope to close this transaction as early as May 1st. The transaction, as you remember, is going to add about 7,260 access line equivalents to the company, and is going to be immediately accretive to our shareholders based on the acquired cash flow before we make the usual operating improvements that we make.

So I think it's important to note that this transaction's going to be immediately accretive based on acquired cash flow. Of course we hope to improve that cash flow significantly.

With that background, let me talk a second or two about our fourth quarter and full year results, but I guess I should just comment on the recap before I do that. We, as you know, completed the IPO and began trading on the New York Stock Exchange on February 4th. The offering was $462.5 million and we also closed on a new bank facility, used the funds to repay existing debt, pay the related fees and expenses , and effectively reduced our pro forma 12/31/04 leverage to 4.2 times.

We dramatically improved our leverage position, as well as our financial flexibility. We hedged about two-thirds of the debt through interest rate swaps with an average life of about four years.

Now the quarterly results, we're quite pleased with, we had a 6.8% increase in revenues to $63.8 million, compared to the $59.8 million in the fourth quarter of 2003. For the full year, revenues grew by 9.2% to $252.6 million. Revenues from our existing operations grew 5.6% when you exclude the results from Community Service Telephone, which we acquired in the fourth quarter of 2003. So we're quite pleased with that 5.6% same store growth.

Our DSL growth in the fourth quarter you saw in the release last night slowed slightly in the fourth quarter. We managed that process intentionally to become more selective in adding customers and managing churn. I think Walt's going to speak a little bit more about that in his comments.

But we did add 1,456 DSL subscribers during the fourth quarter, compared to 2,029 in the third quarter of 2004. Our DSL subscriber growth really continues to be one of the leading growth stories in the industry right now, and we believe confirms our investment strategy as we spent the money to build out our network which is essentially none.

For the full year, our subscribers grew about 77.7% from the previous year to about 31,876. Voice access line growth fell as expected in the fourth quarter of 2004, and reflected really the success of our DSL rollout as we - as we cannibalized our own second line.

We decreased sequentially about 1.2% in the fourth quarter to 239,274 lines. And we dropped about 2.9% for the year, but those losses of 2.9% were more than offset by new


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DSL accounts causing access line equivalents to grow by about 2.6% for the year on a same store basis. So again, we think that it's a real story of our access line is the rapid growth in DSL last year cannibalized the number of our second lines. We intentionally slowed that growth down towards the end of the year to concentrate on a different kind of customer, and Walt will talk with that in just a minute.

So all in all I think we're very satisfied with the quarter and with the year. I'm going to now ask Walt to go a little bit more into the details of our financial results, then I'll come back and wrap it up and open it up to your questions and answers. So, Walt.

Walt Leach: Thanks, Gene. And thank you everybody for joining us this morning. As most of you saw yesterday, we reported fourth quarter 2004 results of $63.8 million in revenues Adjusted EBITDA, as defined in the earnings press release, and it's important that you look at that as there is a very detailed set of fact sheets attached to the earnings release that gives you the reconciliation from our EBITDA to adjusted EBITDA. We reported adjusted EBITDA of $35.6 million for the quarter and a net loss of $4.8 million, adjusted for a nonrecurring expense of $6 million, which we incurred during the quarter was related to the abandoned efforts when we were pursuing the IDS offering and moved to a more traditional capital structure approach.

Now the quarterly revenues amount represents a 6.8% increase from the $59.8 million reported for the fourth quarter in 2003 and included $1.6 million of revenues from Community Service Telephone Company, as Gene mentioned, an acquisition that closed in December of 2003. So from an existing operations basis or a same-store basis, revenues grew by about 4% or $2.4 million during the quarter. Again, refer back to the reconciliation in the attached press release and you'll get a good feel for how all those numbers come together.

For the 12-month period, revenues grew by 9.2% to $252.6 million. That reflects a full 12 months of results from Community Service Telephone Company , and again, on an existing operations basis or a same-store basis, revenues grew by 5.6% for the year. Now, we saw positive impact being made to the revenue line by several key initiatives. We made a commitment in 2003 to aggressively deploy DSL in our markets in order to position ourselves, as not just the local telephone company in our markets but, to be the broadband services provider in our market. We believe that our results over the last few quarters speak to that fact.

Now, as Gene mentioned earlier, our DSL penetration rate is one of the highest in the industry, including the developed company result. Despite our decision to adopt a more conservative selling approach in the fourth quarter of 2004, whereby we stressed profitability over increased market share, our data and internet revenues still grew dramatically during the year by almost 42% to $19 million.

Now, let me come back that for a moment. You saw DSL adds drop in the last half of 2004 and that was expected. We focused on RPU and profitability, not on market share. We saw RPU grow significantly over the last half of the year and let me give you some


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data to support that. The data and internet revenues grew 43% when you compare the fourth quarter of '04 to the fourth quarter of '03. And despite only a 4.8% increase in subscribers sequentially, going from the third quarter of the fourth quarter, we had almost a 9% revenue growth sequentially. So what we went in to achieve in terms of increasing the profitability out of our DSL subscriber base was achieved, and that's what we expected to happen.

Now, moving to other topics or other products. During the second half of '04, we began to sell a bundled offering consisting of local voice, long-distance, and enhanced calling services. This initiative clearly contributed to an increase in long-distance penetration rate, as our LD revenue grew by almost 15% during the year to $17.7 million. By the end of '04, long-distance penetration, and this is based upon interstate picks, had grown to 38.4% compared to 31% a year earlier. Now, we're happy with that , but we believe there is a room for continued growth in this area, as we continue to trail the penetration levels that's been achieved by some of our peers. So there is more upside in that particular product set as well.

Now, let me move to operating expenses. Total operating expenses, including depreciation and amortization, during the quarter grew by 10.2% to $45.7 million from the corresponding period in 2003. Cash operating expenses, excluding depreciation and amortizations, during the quarter grew by 9.6% to $32.4 million compared to this corresponding period in 2003. For the 12-month period ended December 31, '04, total operating expenses increased by 12.4% to $179.1 million from the corresponding period in 2003. Cash operating expenses for the year grew by 15.8% to $128.8 million compared to '03.

A significant reason for the increasing cash operating expenses was the inclusion of operating cost associated with the acquisition and integration of CST, the Maine acquisition. If you exclude the cost related to CST, that would result in an increase in cash operating expenses on a same-store basis, if you will, of 7.3% for the quarter and a little over 12% for the year. Now, the factors contributing to the higher expenses include operational and marketing costs related to the growth in our DSL and long-distance businesses, include some wage and benefit increases, and cost related to the conversion of our billing system, which is a process that we're in the middle of whereby we'll convert to a single-outsource platform.

Moving on to EBITDA, and this is again as defined in the earnings press release. For the fourth quarter of 2004, you saw an EBITDA decrease by 11.7% to $29.5 million compared to the corresponding period in '03. This reduction in EBITDA was attributable again to our decisions to abandon an offering of income deposit securities in the fourth quarter. If you exclude this nonrecurring expense of approximately $6 million, this results in an adjusted EBITDA of $35.6 million for the quarter, or an increase of 8.5%, from the corresponding period in 2003. So we're obviously pleased with an 8.5% increase in EBITDA quarter-over-quarter.

EBITDA for the full year, before the adjustments, grew by 0.7% to $130.7 million compared to '03. Adjusted EBITDA for the year grew by 6.5% to $141.2 million. Now, if you eliminate it to try to get to a same-store kind of number, if you eliminate the CST contribution to EBITDA, this would result in EBITDA growth from our existing operations of 5.8% for the quarter and 3.3% for the year, which, again in this business, we're quite pleased with the same-store increase in EBITDA on a quarter-to-quarter and year-over-year basis.

Now, turning to the bottom line. We reported a net loss of $10.8 million, or a loss per share of $1.14, for the fourth quarter of 2004 compared to a net loss of $3.4 million in the fourth quarter of 2003. However, after excluding the nonrecurring expense of $6 million related to the cancelled IDS offering, our net loss was $4.8 million, or a loss of about 51 cents a share. For the year, we reported a net loss of $23.7 million, and that's a loss per share of $2.51, compared to a net loss of $4.3 million in 2003. Now, again excluding the nonrecurring IDS-related expense, net loss for the full year was $17.7 million, or a loss per share of about $1.87.

Now, moving on to the recapitalization, as Gene mentioned earlier, the IPO on February 4th of 2005 raised gross proceeds of $462.5 million. We used those proceeds along with funds raised from a new credit facility to de-lever the Company's balance sheet in the following manner. We paid off all of our existing debt under our own credit facility, which was $184.9 million. We repurchased, basically, all of our existing high yield notes to the tune of $608 million, and those notes had interest rate ranging from anywhere from 9.5% to 12.5%. Finally, we repurchased $122 million of our preferred stock; basically, all of the preferred stock was repurchased, and that was accreting at a dividend rate of about 17.4%.

Now these transactions, the new credit facility with the IPO, substantially, reduced our borrowing cost from a blended rate of over 10% to a rate today of less than 6%. In addition, these transactions enabled us to reduce our leverage from over 5.75 times, actually 6.8 times if you include the preferred stock as a debt number, on a pro forma basis down to 4.2 times at December 31, 2004. So, we have, substantially de-leveraged the company and reduced our cost of debt.

As for our debt position, we entered into a new credit agreement concurrent with the IPO and the debt restructuring. The terms of the agreement provide us with $588.5 million in term debt and a $100 million revolving credit facility. The term facility required no amortization payment prior to with maturity in 2012 and the revolver matures in 2011.

Now, additionally, in order to protect the free cash flow generation from the company, we entered into interest rate swap agreement that effectively lock in the interest rate on 66% of the outstanding debt, roughly $390 million over an average life of four years. We did that with layering in a three year, four year and a five year swap for those pieces or those tranches of debt. So consequently, the blended interest rate on two-third of our floating rate borrowing, which are floating at LIBOR plus 200, will be no more than 5.95% through 2007.


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Now the results from the recapitalization in February, the reduction in our debt balances and in our borrowings cost will substantially reduce our interest expense and significantly increase our free cash flow. Again, that's cash flow that's available after all the required debt cost, debt service cost, taxes and capital expenditures. So, our Board of Directors has adopted a dividend policy as described in the prospectus for the IPO that's on file with the SEC, under which a substantial portion of the cash generated by our business in excess of our operating needs and other cash uses would, in general, be distributed as a regular quarterly dividend payment to the holders of our common stock rather than retained by the company and used for other purposes.

In general, we anticipate these dividend payments will approximate between 75% and 80% of the free cash flow that's available for such dividend such that dividend are obviously only payable at the discretion of the Board of Directors. Now, the Board of Directors declared on March 3, 2005, an initial dividend of
22.543 cents per share on FairPoint's common stock. The dividend is payable on April 15, 2005 to shareholders on record at the close of business on March 31, 2005. It represents a prorated, partial quarterly dividend payment for the period from February 8th through March 31, '05, and that's the partial payment of the indicated annual dividend rate. Now, we have also reported, in our prospectus for the IPO that's on file with the SEC in accordance with our dividend policy, that we expect to continue to pay quarterly dividends at an annual rate of $1.59125 per share for the first four full fiscal quarters following the closing of the IPO.

Let me turn for a minute to other uses of cash, and let's start with capital expenditures. We recorded $36.5 million in CapEx for the year, representing a decrease of 8.6% from 2003. Such expenditures included $9 million related to the final phases of our DSL initiatives as well as $4.4 million related to the conversion of our billing systems. We expect to spend another $3 million in CapEx to complete the billing conversion process in 2005 plus $28 million in routine CapEx expenditures for the year in '05. Therefore, we foresee annual capital expenditures for existing operations running approximately $31 million for 2005. We expect CapEx to remain at this level for existing operations in the future assuming about $28 million for the recurring routine CapEx items and then another $3 million for new initiatives if they're warranted along the way.

Let me talk a moment about guidance. Since the ability to generate free cash flow to enable dividend distributions is very important to our shareholders, we believe guidance on capital expenditures and interest expense is appropriate. I've already provided the CapEx for guidance of $31 million for 2005. Our interest expense for 2005 ignoring any acquisitions is expected to be in the range of $39 to $41 million for the year.

And finally, let me make a comment about taxes. At December 31, '04 we had net operating loss carry forward of $253 million. I want to make two points. Number one that implies there will be no federal income taxes to be paid over the next few years. Number two, there is an accounting issue. I want to make you aware of and that I have to do in conjunction with our accounting for income taxes. We have $66 million valuation allowance as of December 31, 2004.


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Subsequent to December 31 and as a result of the IPO that's took place in
February, the company will continue to reevaluate future taxable income in relation to the anticipated reduction and interest expense and of course by an increase in taxable income to determine when and how much of the valuation allowance will be reversed in future periods. When that reversal occurs, the impact will flow through as an income tax benefit and result in higher net income. It won't be a cash impact but it will result in higher net income and that assuming all of the documentation supports the reversal of that allowance which we would expect to happen sometime in 2005.

With that, I'll turn it back to Gene.

Gene Johnson: Thanks, Walt. I'm going to turn to questions in just a minute. Let me anticipate a question and go ahead and answer it. That's a question about regulatory that we always get. Let me just say that, we obviously were not at all surprised that Kevin Martin was named the chairman of the FCC, we've been expecting that. We are very, very pleased as I think, the whole industry particularly supported his candidacy as chairman.

We think there are a lot of reasons why it this a good thing for the industry. Firstly, I think he is just accessible where as many of you know the previous chairman was not. Secondly, he is a consensus builder where the previous chairman was not. Thirdly, he is much more politically astute, in my opinion, which the previous chairman was not, in my opinion. You might tell I was not a big fan of the previous chairman. I think the existing chairman at least is someone, while he may not do the things always that I'm going to like, he's someone that we could talk to, we can work with and he'll hear us and understand what our positions are.

A couple of important things have happened recently, we believe which really proves the thesis that we've talked about for a long time which is that, the Senate and the House really, the rural interest really stand up on important issues as relates to their rural constituents in both the recent AT&T decision on calling cards and the Level 3 for variance petition. We, obviously, think those issues were big wins for rural interests, and importantly, the farm team weighed in heavily at the FCC, and, in fact, you probably saw some of the press releases yesterday where members of the farm team applauded the decision by the SEC on the Level 3 for variance petition.

So it's a long hard haul before we get the changes to inter-carrier compensation and universal service that Chairman Martin and his fellow commissioners have to work with. There'll be more changes at the FCC, obviously, if Kathy Abernathy's term expires. It's very likely, however, that, I believe, she is going to stick around past the expiration of her term for a while -- because if she were to leave, it would leave only one Republican commissioner, right now. The discussions have already started about Commissioner Copps' reappointment, and I've already seen letters recommending that, so it's interesting times at the FCC.


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With that, I think I'll stop. If anybody has a specific question about regulatory, I can answer those in the Q&A session. We've probably spent way too long with the open mike, we need to turn the mike around, and let you guys talk a little bit. Before I'll do that, I'm always remiss if I don't thank our employees for the great job they're doing. None of this is possible in growing this company without the tremendous work of our employees. I always like to publicly thank them for what they're doing.

So with that, I'd like to stop and give you chance to ask your questions.

Operator: At this time, I'd like to remind everyone, if you would like to ask a question, please press "star" then the number "one" on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Simon Flannery with Morgan Stanley.

Rayna Smith: Hi. This is Rayna Smith (ph) for Simon.

Unidentified Speaker: Good morning.

Unidentified Speaker: Morning, Rayna.

Rayna Smith: Hi. On the DSL adds, I had two questions. One, should we view the fourth-quarter adds number as, sort of, a reasonable run rate going forward for our 2005, excluding any seasonality that we might see? And the second question was -- as you guys became more selective in your customer acquisitions for DSL, did you see the churn reduction that you'd hope for?

Gene Johnson: I'm going to let Val Marks who is our President and responsible for business-related services answer that question or those two questions.

Val Marks: In terms of your first question relative to run rate on, kind of, net add for DSL, through first quarter we were expected to be similar to what we saw in fourth quarter, because we are really driving our RPU up, and then, we'll really move towards a more balance share profitability matrix moving forward in second quarter. Overall, we're looking at about I'd say, about 2200 net adds per quarter, which is what we'll be looking to average which is blended of market share and focus on the RPU and profitability. In terms of churn, yes, we did achieve that goal. Our goal was to bring churn down to around 1.7% level, and we achieved that. And we'll continue to stay very focused on the churn and net profitability of DSL.

Rayna Smith: Thank you

Operator: Your next question comes from the line of David Barden with Banc of America Securities.

David Barden: Hi guys, good morning


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Unidentified Speaker: Good morning, David.

David Barden: Just, maybe, if I could ask three questions. The first one would be with respect to the Berkshire requisition and the closing. Could you kind of give us a sense of some of the financial implications? You said accretive, Gene I think year one. I want to kind of get a sense of if you meant your one meaning kind of the second half of 2005 from a cap ex and from a, you know, cash perspective, if you could just give us some color on that.

I think the second question would be could you give us a little bit more of a sense on just the bigger M&A environment? You guys talked a lot about your history of M&A achievements. What is on the horizon? What's the timeframe for trying to do more on acquisition front? Do you have to wait until after Berkshire is done or after Berkshire is fully integrated? That sort of thing. And then the final question would be just on the wireless partnerships. I guess there's been some question may be misunderstandings about, you know, the wireless partnerships. Could you give us a sense of what cash contribution did you get in the fourth quarter from those partnerships? And why do you believe that they are a stable source of cash flow going forward for the business? Thanks a lot.

Gene Johnson: Yes, I'll take the first to David, and then Walt can answer the last one. Berkshire is accretive to our shareholders on day one. If we close on May 1st, on May 2nd it's accretive to our shareholders, based on the acquired cash flow. So from a standpoint of integrating that acquisition, that acquisition will integrated very, very quickly, obviously we've had a long time to plan the integration, as it's taken the New York Public Service Commission a year and a half to get this transaction approved almost. So it will be accretive day one. It will not slow us down in doing future acquisitions.

Moving to your second question, we have not seen a particular pickup in the M&A marketplace recently. It's about the same as it's been for the last couple of years now, not a whole lot of transactions. However, as you might expect, we are active in the market, we're active not only in looking at transactions that people bring to us, but in trying to source those transactions. I think you will see that we will continue to the active in the M&A market, and I'm going to stop at that. I don't like to talk about deals. As you know, there's always been a tendency for people to try to pin down on what we're working on, and I just can't do that because as they used to say, loose lips sink ships, and I don't like to see the ship get sunk, so I'm going to stop at that and turn the third question over to Walt.

David Barden: So Gene, let me just stop you there. Are you saying there's a ship to be sunk?

Gene Johnson: No, no, no, no, no ship to be sunk. I'm just saying that. I don't like to talk about acquisitions in general, until we have something ready to report publicly, and we'll tell you about it, we'll report it. I will tell you two things about acquisitions however ; one is we intend for any acquisition we're doing not to impact our dividend policy in a negative way, only in a positive way, and we intend for any acquisition we do to be done, and we were comfortable in the short-term going up, moving closer to the five times range -- not that high, but closer to that than we are right now on total debt in the short-term, but a view that as soon as we make the changes we're going to drop that debt coverage back down pretty darn quick to where we are now. We really like our debt where it is today. So we're going to be very focused, but also very, very disciplined on acquisitions. We will not do an acquisition that is not going to be accretive to our shareholders, is not going to increase shareholder value, and that is going to unreasonably lever the company. Those two things you can count on.

David Barden: Thanks.

Walt Leach: Yes, David, let me answer the wireless partnership question, and for the new listeners on the phone, what has happened over the years is as we acquired these various companies, in many instances, we inherited half the partnership interest that these telephone companies owned in a regional wireless partnership business, and in most cases, we sold those along the way. We still own a couple of partnership interests that generate distributions that are payable to the company. The single biggest of those is the Orange and Poughkeepsie partnership in upstate New York, which represents the single biggest distribution that we get, but if you look at our financial statements, or our -- and the best place to look is at the statement of cash flows, you'll see a line item called distribution from investments that basically represents the distributions that are being spun off by these entities.

Again, these ownership interests have no operating responsibility, and are very mature partnerships that are well past the CapEx requirement stage and are throwing off cash. Now, in our -- you'll see in the fourth quarter numbers, and as you saw in the IPO that's on file with the SEC, in 2004, we sold one of the partnerships in Oklahoma, and that represented a $2.6 million one time distribution. So when you look at our full year distributions of $15 million, you need to keep in mind that $2.6 million of that was a onetime event that will not reoccur.

And item number two, we've indicated that the Orange and Poughkeepsie partnership reduce their prices in the fourth quarter of last year, so there will be a modest decrease in terms of the distribution coming from that particular partnership going forward. Most of the analysts have captured this reasonably well, in terms of their forecast, and our view is if you look at what happened last year, again, pulled out the onetime items, modestly dropped the Orange and Poughkeepsie numbers, that'll be reflective of what we expect for 2005.

David Barden: And can we -- I mean should we, can we, look at the distribution -- the cash distributions from these partnerships where you're a minority player as being recurring cash flow contributions to the company?

Gene Johnson: I want to comment on that. In the case of Orange and Poughkeepsie as an example, the only way the majority shareholder can get its money out is to make distributions to all the partners, and so we would expect they're going to continue to do that. I think -- we don't want to say more than that, but we obviously are members of that partnership, we meet periodically, and we expect them to continue to do that.

Walt Leach: That's exactly right. The answer -- I'd say yes, you ought to consider that recurring cash flow.

David Barden: OK, thank you.

Operator: Again, if you would like to ask a question, please press star then the number one on your telephone keypad. You next question comes from Daniel Enriquez, with Goldman Sachs.

Daniel Enriquez: Hi good morning. I have two questions; the first one is about interstate access. The second one is about line erosion. Starting with interstate access, I believe you're expecting a $1.8 million all again in the fourth quarter. I didn't see any comments in the press release there. Did you actually have this gain in this quarter? I believe it was a true up. Did you actually have this or not? And maybe we can start here and then move on to the second question.

Walt Leach: Daniel, yes, we did get the true up as expected in the fourth quarter.

Daniel Enriquez: OK, so if you exclude this onetime gain of $1.8 million, it looks like your interstate access revenues declined substantially this quarter versus last quarter. I'm not sure -- I don't believe you are expecting this. Can you tell us a little bit what happened? And why did it decline sequentially, if you exclude this onetime gain?

Walt Leach: Yes, let me say that we're not surprised at what interstate access did for the quarter and for the year. It's generally in line with what we expected, and that number, Daniel, as you may know, can move around a little bit due to traffic factors, and other issues, due to what your rate right base is, what your expenses are et cetera, so it's not unusual for that to move around a little bit. We were not surprised, and the real drivers at the end of the day are what our invested capital is and what our operating expenses were that drive the interstate recovery, and to the extent there was any change from last year, that would be the driver because there is no -- again, to remind everybody on the phone, there is no exposure by the company to a rate change in terms of interstate access revenues, nor is there any exposure by the company to minutes of use, moving around, unlike what happens on intrastate revenue side. So it's a number that is -- it's fairly predictable, again, driven by our expense structure and our invested capital base, and not some of these other items that you typically see if you're not a cost company.

Daniel Enriquez: OK, adjusting for all those one-times that you had in 2005, what would be a reasonable run rate for interstate access in 2005?

Walt Leach: You know, I'm not -- I don't believe we provided any sort of forward-looking comments on that. I would tell you that we do not expect any meaningful difference in that run rate going forward from what we've experienced in the past, Daniel.

Daniel Enriquez: Subtracting the onetime gain of $1.8 million you mean?

Walt Leach: Correct.

Daniel Enriquez: OK. Second, is in terms of access lines. You had line erosion of 3 percent year over year versus 2.6 percent last quarter. I believe you were expecting, actually, some improvement there in the fourth quarter. Can you tell us what happened this quarter? Does anything in the fourth quarter make you reassess your views in terms of drivers or line erosion? And what should you expect in terms of line erosion for 2005? Thank you.

Gene Johnson: Walt, why don't you take that?

Walt Leach: Yes, again, this is something that is totally beyond our control in terms of the erosion in voice access lines. I would say, again, for people who are new to the company and maybe new to the industry, that the voice access line decline that we experienced was kind of right in the middle of the pack of our peer group, better than what the Bell companies have experienced, obviously because they have much more competition, but pretty consistent right in the middle of the pack of the other RLECs. So you never know exactly what's going to happen. We have experienced a slightly increasing trend, in terms of voice access lines losses over the year, as you work sequentially through the quarters. You know, we don't know, Daniel, when that will reverse itself.

Our expectation is because second lines have dropped pretty dramatically and we've been cannibalizing many of our second lines as we move people to DSL. We know that has exacerbated the line loss issue over the last year, so you would expect that to mitigate, and as access lines drop to a lower percentage of our total lines, you would also expect that to mitigate, but we can't really forecast, you know, where that number is going. Yes, it was certainly a little higher the fourth quarter than the prior three quarters, but not inconsistent with what the rest of the industry is seen.

Gene Johnson: I will make two other quick comments, and I don't have the most recent numbers, but you know, through the end of the third quarter we'd only lost 23 wire line numbers that had been ported to wireless, so wire line porting to wireless, in our real markets, is not an issue. We may have lost some second lines to wireless. We essentially had lost no real lines, one or two here and there at most, to voice over IP, so we're not losing customers to competitors. We think we're losing lines mostly to ourselves, and then just a normal churn of people moving in and out of the marketplace.

Daniel Enriquez: OK. A final question, what's the interest rate assumption in your interest expense guidance please?

Walt Leach: The interest rate assumption is we're just looking at the yield first going out over the balance of the year, and for our floating-rate debt, LIBOR plus 200 over that.

Daniel Enriquez: OK, thanks.

Operator: Your next question comes from the line of Jordan Eastman, with Wachovia Securities.

Jordan Eastman: Hi, good morning gentlemen. I'm actually stepping in for Kevin Moore here.

Walt Leach: Good morning Jordan.

Jordan Eastman: Hi good morning. A couple of questions. This is following on Daniel's question a little bit prior to my question is that can you provide more color on your access line losses? You know, how many of them are due to line replacement, due to competition? You mentioned that a little bit, and also, due to local economy? And on your DSL increase as well, how many of that is due to your secondary lines, how many are actually new?

Gene Johnson: I think we've given about all the data we can give on that. We think -- I will just say -- reiterate, we think most of the replacement has been due to DSL replacement, some second lines going to wireless, and then the biggest single reported cause of loss of lines is people moving, but they're moving in as well as moving out, so as far as the local economy is concerned, we don't see any negatives in -- I'm trying to think. We've got a single economy and we may have -- you know, somewhere we have some negatives, but generally, I think that we don't see issues in our local markets of people taking lines out because of weak economy, so that's certainly not an issue. As we said previously, we really do anticipate that as the rest of the second lines rolloff, that we'll start seeing more of a flattening of this, and we won't see the losses continue. We are not sure that's going to happen however, so we're watching very, very closely. Hopefully, we'll be giving you more color in the next call.

Walt Leach: And Jordan, let me remind you again of a couple of statistics. Again, we are 79 percent residential and only 21 percent business, and of our business accounts, most of those, 80 percent or so, are one and two line customers. So we don't have a lot of big customers that competitors are coming to try to steal away from us. We virtually have no wire line competition in any of our markets, so some of the drivers of access line losses that you're used to seeing in the Bell companies et cetera, just are not what we see in our very remote parts of the country.

Jordan Eastman: All right, thanks. Now, a second question, on your debt that is not covered by your swap agreements, do you have any plans to protect that from interest rate, you know, rising?

Walt Leach: Now, that's a good question. There's always a trade-off between swapping into more expensive debt immediately versus floating-rate debt. We are constantly looking at that, and looking for the right ways and time to basically fix more of our interest exposure over time, so yes, we're constantly looking at debt. Don't have anything to announce today, but we are very sensitive to the amount of floating-rate debt that we have in place today.

Jordan Eastman: Thanks gentlemen.

Gene Johnson: Thank you.

Operator: We have time for one more question, and your final question comes from the line of Jason Green with Moore Capital.

Jason Green: Good morning guys.

Walt Leach: Good morning.

Jason Green: My question is focused on your billing system project. Could you just talk a second about what that represented in terms of the increase in year-over-year cash operating costs? And then, kind of give us a little bit of color on where you are in that project and when we might expect to see some benefits from that - being on one platform?

Gene Johnson: Yes, Peter Nixon, who is our chief operating officer and is primarily the senior executive responsible for that is in the room with us. So, I'll let Peter answer that question. He may not have all the numbers in front of him, but I think Walt might. So, anyway, Peter will kind of give you a status on where we are.

Walt Leach: I'll wrap up with the number, if you want to start with the overview.

Peter Nixon: Sure. So, we are, as of right now, about 45% of our access lines have been converted. That means we're at about 109,000 access lines converted over to the CSG ICMS platform. That is, as you may or may not be aware, a platform that was purchased from IBM and goes back, I believe, to the DPI platform. But we're very pleased with what we've seen so far. The conversions - we've just completed 3 weeks in a row - a conversion a week. So, we look to finish out the scheduled conversions this year in June and are on track to do that.

In terms of seeing the benefits, we are already beginning to see the benefits because we are already finding ways that we can improve our marketing and our skills positioning. We are selling products across the company and we are able to pull information out of the new system that we couldn't pull out before. , As Val and her group are seeking to have more real time information, we're able to provide that.

Gene Johnson: Val is beginning to see some benefits from the customer service side of the business as well.

Walt Leach: Yes. The costs related to the conversion process are the combination of capital expenditures and operating expenses. Just to remind you, during the year, $4.4 million of CapEx was related to the billing systems conversion process. In terms of true operating expenses, the change, year over year, was about another million dollars of operating expenses this year, attributable exclusively to the conversion process.

Gene Johnson: I want to make sure that you understand also that we will not complete the conversion process this year. We're stopping on June 30, intentionally, because of issues related to SOX compliance, so that we can do the proper testing on those systems. We will convert the remaining customers in early 2006. Those customers are on systems that are already SOX compliant. So, I think we're scheduled for the end of February, Peter?

Peter Nixon: We'll complete the larger of the groups at the end of the January/February timeframe. Some of the smaller companies in the Midwest could take us into the end of the first quarter.

Operator: Excuse me, Mr. Johnson, we do have a question from the line of Andrew Kelly with Deutsche Bank.

Gene Johnson: Sure.

Andrew Kelly: Hi, how are you? I was just wondering, quickly, if you could give us stats on where second line penetration stood, kind of the end of fourth quarter and maybe a year ago comparison. Then, if you wanted to give any guidance or indication of where you think EBITDA will go next year, either same stores basis or with Berkshire. Thanks.

Walt Leach: Yes. Let me deal with the second line issue. Today, about 5% of our lines constitute second line. If you go back a couple years ago, that would be in the low teens area. So, we've moved it down from the 14-15% level down to 5% over the last couple years, predominantly due to conversion of DSL. On a guidance perspective, we are not, at this juncture, comfortable with providing guidance beyond interest expense, CapEx, but again, the nature of this business is pretty steady, year over year. So, we let the analysts do their work on the EBITDA point.

Andrew Kelly: Then just one more point, do you think that RPU on the long distance side will continue coming down significantly with those all in packages or would it be pretty steady with what we saw this quarter?

Walt Leach: Well, I think RPU is a very interesting area for us. I continue to be surprised at the high margins that we have in that business, which is, for us, is just a retail business. What that tells us is what we are getting are the non-price sensitive, non-volume user customers, predominantly our residential base . Valerie is working on is bundling long distance packages with other services. We've seen good success in that. That automatically means lower margins for the new customers. So, our expectation is we will continue to get lower margins, but generate incremental gross profit that we otherwise wouldn't have. While we try to minimize the impact on our existing customers who tend to be, again, lower volume, less price sensitive kind of LD users.

Andrew Kelly: Thanks.

Gene Johnson: Okay. I guess, I'm just getting the sign that our time is up. We need to bring this to an end. I'd like to say thanks to all of you. We appreciate your taking the time this morning. We'll try to be crisper next time even than today. And we really appreciate your interest in the company and thanks very much.

Operator: Thank you for participate in today's FairPoint Communications fourth quarter fiscal year end 2004 earnings conference call. This call will be available for replay beginning at 12:00 p.m. Easter Time today through 11:59 p.m. Eastern Time on Friday, April 1, 2005. The conference ID number for this replay is 4435233. Again, that conference ID number is 4435233. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. Thank you. You may now disconnect.